Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS MAJOR, UNPLANNED OUTAGE AT COUNCE MILL

Lake Forest, IL November 7, 2007 — Packaging Corporation of America (NYSE: PKG) reported today that its Counce, Tennessee linerboard mill incurred a major, unplanned outage beginning on October 24, 2007.  The entire mill was down for 2½ days and experienced operational difficulties through the end of the month.  This outage resulted in about 11,000 tons of lost production as well as significant additional operating costs which will adversely impact fourth quarter earnings by about $0.04 per share.

This outage was the result of a total mill power failure which was related, in part, to an extended period of heavy rain and the subsequent failure of a valve which led to the contamination of the mill’s steam and boiler water systems.

Paul T. Stecko, Chairman and CEO, said “Although this outage resulted in significant lost production and additional costs, we were fortunate that there was no major equipment damage, and the mill was up and running at full capacity by November 1.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.2 billion in 2006. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements.  These forward looking statements include statements about the potential financial effect of the mill outage described in this release.  Statements that contain words such as “will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A.  Risk Factors in PCA’s Annual Report on Form 10 K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.